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                         STRATEGIC FIXED INCOME, L.L.C.
                       1001 19TH STREET NORTH, SUITE 1720
                               ARLINGTON, VA 22209
                                   703-812-8300


       This Code of Ethics ("Code") has been adopted by Strategic Fixed Income, L.L.C. ("Strategic") to comply with the requirements of Rule 17j-1 under the Investment Company Act of 1940 ("Act"). In some respects, this Code imposes obligations that go beyond those imposed by the Act, where Strategic believes it appropriate to do so. The provisions of this Code apply to all employees of Strategic.

       Employees of Strategic must read and understand this Code and should present any questions concerning the Code to Patricia Arcoleo, who is the Vice President in charge of compliance matters ("Compliance Director"). Each employee must sign and return the attached acknowledgement with respect to the Code to the Compliance Director.

I.     GENERAL STATEMENTS OF POLICY

       A. The interests of Strategic's advisory clients, including any registered investment company client (collectively "clients"), supersede the interests of Strategic employees.

       B. Personal investing of Strategic employees shall be conducted in a manner to avoid actual or potential conflicts of interest with Strategic's clients.

       C. Strategic employees shall not use their position to the detriment of Strategic's clients.

II.    DEFINITIONS

       A.  For purposes of this Code:

           1. An "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

           2. A "limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, 505 or 506 thereunder.


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           3. "Beneficial Ownership" has the meaning set forth in Attachment A hereto.

           4. A "security held or to be held" by any client means:

               (i) any security which, within the most recent fifteen (15) days, is or has been held by any client or is being or has been considered by any client or by Strategic for purchase by the client; and

               (ii) any derivative of a security described in subparagraph 2(i), above, including any option, right, warrant, or futures contract or any similar right having an exercise or conversion privilege whose price or value is derived from or based upon, in whole or in part, the price of such security.

           5. The term "security" does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), or shares issued by registered open-end investment companies.

           6.  The term "Access Person" means

               (i)    The Manager of Strategic;

               (ii)   any director or officer of Strategic;

               (iii) each Strategic employee, or employee of a company in a control relationship to Strategic, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by any registered investment company client of Strategic, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

               (iv) each natural person in a control relationship with Strategic who obtains information concerning recommendations made to any registered investment company client of Strategic regarding the purchase or sale of securities by such client.

           7.  The term "Investment Employee" means

               (i) any Strategic employee, or employee of a company in a control relationship to Strategic, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by any registered investment company client of Strategic; and

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               (ii)   any natural person who controls Strategic and who obtains
                      information concerning recommendations made to any registered investment company client of Strategic regarding purchases or sales of securities by such client.

III.   PROHIBITIONS

       A.  GENERAL PROHIBITION

           1. No affiliated person of Strategic ("Affiliated Person"), including any Strategic employee, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be held by any client of Strategic, shall:

               (i) employ any device, scheme or artifice to defraud any client;

               (ii) make to any client any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

               (iii) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client; or

               (iv) engage in any manipulative practice with respect to a client.

       B.  AFFILIATED PERSON TRANSACTIONS

           1. Except as set forth below, no Affiliated Person of Strategic shall purchase or sell any security or derivative thereof (including any option, right, warrant, or futures contract or any similar right having an exercise or conversion privilege whose price or value is derived from or based upon, in whole or in part, the price of any security) in which the Affiliated Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and that, to the Affiliated Person's actual knowledge at the time of such purchase or sale, is a security held or to be held by any client of Strategic. If the security is a corporate fixed-income security (which shall include mortgage- and asset-backed securities of any kind issued by any issuer, regardless of whether such issuer is a corporation), in certain cases the more restrictive provisions set forth in Section IV.C, below, shall apply instead of the provisions set forth in this Section III.B.

           2. The restrictions described in this Subsection B shall not apply to:

               (i) purchases or sales effected in any account over which the Affiliated Person has no direct or indirect influence or control;

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               (ii)   purchases or sales that are non-volitional on the part of
                      the Affiliated Person;

               (iii) purchases that are part of an automatic dividend reinvestment plan;

               (iv) purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent that such rights were acquired from the issuer, and sales of such rights so acquired; or

               (v) any purchase or sale (or series of related purchases or sales) of a security involving 500 shares or fewer in the aggregate, if the issuer of the security has a market capitalization (I.E., outstanding shares multiplied by the current price per share) greater than $1 billion.

       C. CERTAIN INVESTMENT EMPLOYEE TRANSACTIONS--CORPORATE FIXED-INCOME SECURITIES

       The following restrictions relate to the purchase and sale by certain Investment Employees of corporate fixed-income securities. In the event the following restrictions do not apply to a particular employee or a particular transaction, the restrictions set forth above in Section III.B shall apply instead.

           1. No Investment Employee who is a portfolio manager, analyst, or a trader who provides information and advice to a portfolio manager or helps execute a portfolio manager's decisions ("Qualified Investment Employee") shall acquire any corporate fixed-income security in an IPO.

           2. No Qualified Investment Employee shall acquire any corporate fixed-income security, whether in the open market or in a limited offering, or dispose of any such security without express prior approval of the Compliance Director. In determining whether to approve such an acquisition or disposition, the Compliance Director will take into account, among other factors, whether the investment opportunity, or the opportunity to dispose of the security, should be reserved for one or more of Strategic's clients, and whether the opportunity is being offered to the Qualified Investment Employee by virtue of his or her position with respect to any client.

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           3.  No Qualified Investment Employee shall purchase or sell any corporate fixed-income security in which such employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (i) on a day during which, to the actual knowledge of such employee, any advisory client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn, or (ii) if the employee has actual knowledge of plans to effect a trade in that security on behalf of any client, within fifteen (15) days of the proposed date of such trade, or, if the employee has actual knowledge that such a trade has been effected, within fifteen (15) days after any such trade. Any profits realized by a Qualified Investment Employee on a trade proscribed by the foregoing will be required to be disgorged.

           4. No Qualified Investment Employee shall personally profit from the purchase and sale, or sale and purchase, of the same (or equivalent) corporate fixed-income securities within sixty (60) calendar days. Any profits realized by the employee in violation of the foregoing will be required to be disgorged.

           5. The restrictions described in paragraphs of this III.C shall not apply to:

               (A) purchases or sale effected in any account over which the employee has no direct or indirect influence or control; or

               (B) purchases or sales that are non-volitional on the part of the employee.

           6. Each Qualified Investment Employee shall direct his or her broker in writing to supply to the Compliance Director, on a timely basis, duplicate copies of all personal securities transactions involving corporate fixed-income securities and copies of periodic statements for all personal securities accounts, to the extent such statements relate to corporate fixed-income securities, and shall supply a copy of that directive to the Compliance Director. No such employee shall revoke or alter such directive without notifying the Compliance Director of that fact.

       D.  GIFTS

       No Investment Employee of Strategic shall receive any gift or other thing of value of more than DE MINIMIS VALUE ($100.00) from any person or entity that does business with or on behalf of any client of Strategic.

       E.  SERVICE AS DIRECTOR

       No Investment Employee of Strategic shall serve on the board of directors of any publicly traded company absent prior authorization of the Compliance Director, which authorization shall not be given unless the Compliance Director first determines that board service would be consistent with the interests of Strategic's clients, including particularly registered investment company clients and their shareholders. Where board service is authorized, Strategic will formulate and implement appropriate "Chinese Wall" or other procedures to isolate the Investment Employee serving on the board from Strategic employees engaged in making decisions for Strategic's registered investment company clients.

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       F.  PRE-APPROVAL REQUIREMENT CONCERNING  INVESTMENTS
           IN IPOS AND LIMITED OFFERINGS BY INVESTMENT EMPLOYEES

           1. No Investment Employee shall directly or indirectly acquire beneficial ownership in any securities in an IPO or in a limited offering without first obtaining prior written approval from the Compliance Director.

           2. The Compliance Director, in most circumstances, will make a decision concerning any request submitted in accordance with paragraph F.1 above, within two (2) business days after the request is made. The Compliance Director will retain a record of the approval of, and rationale supporting, any acquisition of securities in an IPO or a limited offering.

       G.  DISCLOSURE OF CONFLICTS OF INTEREST

       Each Investment Employee should consider whether he or she has a conflict of interest, including a material ownership interest in any issuer, whose securities are held or to be held or to be sold by a client, that might require disclosure to such client, and should discuss such conflict with the Compliance Director. The Compliance Director will keep a record of such discussion concerning the employee's conflict. The Compliance Director may provide for review, in appropriate circumstances, of any investment decisions being made such employee by other Strategic Investment Employees who are not subject to any conflict with respect to such client's investment decision. The Compliance Director may, in her own discretion, elect to prohibit the employee with such conflict from participating in the investment recommendation.

IV.    REPORTING

       A.  TRANSACTIONS IN GENERAL

           1. Each Access Person of Strategic is required to report to the Compliance Director certain information about such Access Persons's securities holdings and about each transaction in which such Access Person acquires any direct or indirect beneficial ownership of a security, except with respect to a transaction effected for, and securities held in, any account over which the Access Person does not have any direct or indirect influence or control. The reports that are required to be submitted are as follows:

               (a) INITIAL HOLDINGS REPORTS. Every Access Person must file an Initial Holdings Report no later than ten (10) days after the person becomes an Access Person. The Initial Holdings Report must contain the following information:

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                      (i)   The title, number of shares and principal amount of
                            each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                      (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                      (iii) The date that the report is submitted by the Access
                            Person.

               (b) QUARTERLY TRANSACTION REPORTS. Every Access Person must file a Quarterly Transaction Report no later than ten (10) days after the end of a calendar quarter. The Quarterly Transaction Report must contain the following information:

                      (i) With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

                            (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                            (2) The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

                            (3)  The price of the security at which the
                                 transaction was effected;

                            (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                            (5) The date that the report is submitted by the Access Person.

                      (ii) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                            (1) The name of the broker, dealer or bank with whom the Access Person established the account;

                            (2)  The date the account was established; and

                            (3) The date that the report is submitted by the Access Person.

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               (c)    ANNUAL HOLDINGS REPORTS. Every Access Person must file an
                      Annual Holdings Report, which must include the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

                      (i) The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

                      (ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                      (iii) The date that the report is submitted by the Access
                            Person.

           2. To the extent necessary, Compliance Director will designate certain employees of any company in a control relationship with Strategic and natural persons in a control relationship with Strategic as Access Persons for purposes of this Section IV and will notify them of their obligations hereunder.

           3. Each Strategic employee who is not an Access Person, and thus not subject to the reporting obligations of paragraph A.1 above, is nevertheless required to report to the Compliance Director certain information about each transaction in which such employee acquires any direct or indirect beneficial ownership of a security, except with respect to a transaction effected for an account over which the employee does not have any direct or indirect influence or control. The reports required to be submitted are those described in the Memorandum to New Staff/Temporary Employees from the Compliance Director dated August 23, 1993, concerning Quarterly Reports of Personal Securities Transactions (a copy of which is attached as Attachment B hereto).

           4. Access Persons and all Strategic employees should note that the reports described above must be provided with respect to transactions in any security which the Access Person or the employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. These reports will be reviewed by the Compliance Director to determine whether there is any reason to believe that any provision of this Code has been violated by the Access Person or the employee, in which case further inquiry may be made with respect to one or more particular transaction. Additional requirements apply with respect to corporate fixed-income securities.
SEE Section III.C above.

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V.     SANCTIONS

       Upon discovering that an employee has not complied with the requirements of this Code, Strategic may impose upon that person whatever sanctions Strategic deems appropriate, including, among other things, censure, suspension, or termination of employment.

VI.    OTHER LAWS, RULES AND STATEMENTS OF POLICY

       Nothing contained in this Code shall be interpreted as relieving any employee of Strategic from acting in accordance with the requirements of any law, rule, regulation or other statement of policy or procedure governing the conduct of such employee adopted by Strategic, including the Insider Trading Policy.

VII.   ANNUAL APPROVAL REQUIREMENT

       The Code must be approved by the board of directors of each registered investment company client of Strategic. Any material change to the Code must be approved by the board of each registered investment company client of Strategic no later than six (6) months after adoption of the material change. Strategic is required to furnish to any such board of directors an annual written report that contains the following information:

       (A) description of any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

       (B) certification that Strategic has adopted procedures reasonably necessary to prevent its employees from violating the Code.

The Compliance Director will be responsible for furnishing such written reports.

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                                  ATTACHMENT A

                              BENEFICIAL OWNERSHIP

       The term "beneficial ownership" as used in Strategic's Code is to be interpreted by reference to Rule 16a-1 under the Securities Exchange Act of 1934 ("Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that an employee has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if: (i) the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, the securities and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, the securities; and (ii) the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A person is deemed to have voting and/or investment power with respect to securities within the meaning of the Rule if the person has the right to acquire beneficial ownership of the security within sixty (60) days, including any right to acquire the security through the exercise of any option, warrant or right; through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement -- or pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

       The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things, a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio.

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                                 ACKNOWLEDGEMENT

The undersigned, ______________________, an employee of Strategic Fixed Income, L.L.C. (or a non-employee who has been notified that he or she is regarded as an "Access Person" of Strategic), certifies that he or she (1) has read and understands the Code of Ethics ("Code") of Strategic Fixed Income, L.L.C.; (2) recognizes that he or she is subject to the Code; (3) has complied with all the requirements of the Code applicable to him or her; and
(4) has disclosed or reported all personal security transactions and security holdings required to be disclosed or reported by him or her pursuant to the Code. The undersigned further recognizes that he or she will be required to make the foregoing certification on an annual basis.


                                             _________________________________

Dated: ________________________